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                                                                    Exhibit 3(f)

                               STATEMENT OF RESOLUTION

                      ESTABLISHING TERMS OF NEW PREFERRED STOCK


FIRST:    The name of the corporation is Idaho Power Company (the "Company").

SECOND: The following resolution, establishing and designating a series of shares and fixing and determining certain of the relative rights and preferences thereof, was duly adopted by the Board of Directors of the Company on June 24, 1993.

          RESOLVED, That, pursuant to Section 30-1-16 of the Idaho Business Corporation Act and to the power vested in the Board of Directors by Article 6.C.3 of the Restated Articles of Incorporation, as amended, of the Company, the fourth series of the Company's Serial Preferred Stock, Without Par Value, is hereby created, and the Restated Articles of Incorporation, as amended, of the Company are further amended by the addition to the provisions of Article 6.C.3 of such Restated Articles of Incorporation, as amended, of the following paragraph (f) immediately before the heading "4. Common Stock":

          (f) THE 7.07% SERIES, SERIAL PREFERRED STOCK, WITHOUT PAR VALUE. There is hereby created the fourth series of the Company's Serial Preferred Stock, Without Par Value, which shall be designated as the 7.07% Series, Serial Preferred Stock, Without Par Value, which consists of 250,000 shares. The rights and preferences of the shares of said series, in those respects in which the shares thereof may vary from shares of other series, shall be as follows:

     (i) DIVIDENDS. The rate per annum of dividends on shares of the 7.07% Series, Serial Preferred Stock, Without Par Value, shall be 7.07% of the amount payable per share in the event of voluntary liquidation excluding any accumulated dividends.

     Dividends shall be cumulative from the date of original issuance of the shares. The initial dividend if declared will be payable on August 20, 1993, for the period commencing with and including the date of original issuance of the shares through and including August 19, 1993. Thereafter, dividends if declared shall be payable on the 20th day of February, May, August and November of each year or otherwise as the Board of Directors may determine.

     (ii) REDEMPTION. Shares of the 7.07% Series, Serial Preferred Stock, Without Par Value, shall not be redeemable prior to July 1, 2003, but shall be redeemable at the option of the Company, in whole or in part, at any time on or after July 1, 2003, at the per share redemption price of $103.535 through June 30, 2004; $103.182 thereafter through June 30, 2005; $102.828 thereafter

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through June 30, 2006; $102.475 thereafter
through June 30, 2007; $102.121 thereafter through June 30, 2008; $101.768 thereafter through June 30, 2009; $101.414 thereafter through June 30, 2010; $101.061 thereafter through June 30, 2011; $100.707 thereafter through June 30, 2012; $100.354 thereafter through June 30, 2013; and $100 thereafter;
plus, in each case, unpaid accumulated dividends, if any, to the date of redemption.

     (iii) LIQUIDATION. The amount payable upon shares of the 7.07% Series, Serial Preferred Stock, Without Par Value, in the event of voluntary or involuntary liquidation is $100 per share (to be referred to as the "Stated Value") plus accumulated dividends, if any.

     In the event of any preferential payments, the 7.07% Series, Serial Preferred Stock, Without Par Value, shall be entitled PRO RATA to such preferential payments.

     (iv) SINKING FUND. There is no sinking fund for the redemption or purchase of shares of 7.07% Series, Serial Preferred Stock, Without Par Value.

     (v) CONVERSION. Shares of the 7.07% Series, Serial Preferred Stock, Without Par Value, are not, by their terms, convertible or exchangeable.

Dated:  June 30, 1993

                              IDAHO POWER COMPANY


                              By:   /s/ Larry R. Gunnoe
                                 -----------------------------
                                  Larry R. Gunnoe, President


                              By:   /s/ Robert Stahman
                                 -----------------------------
                                  Robert Stahman, Secretary